Exhibit 10.12

SEPARATION and CONSULTING AGREEMENT

THIS AGREEMENT made as of the 7th day of August, 2018 (the “Effective Date”).

AMONG:

CERIDIAN CANADA LTD. (“Ceridian Canada”)

and CERIDIAN HCM HOLDING INC. (“Ceridian Holding”)

- and -

PAUL ELLIOTT

(hereinafter “Elliott”)

WHEREAS:

A.    Ceridian Canada is a corporation incorporated pursuant to the federal laws of Canada, carrying on business in Canada of providing human capital management software and services;

B.    Ceridian Holding is a Delaware corporation and the indirect parent company of Ceridian Canada;

C.    Elliott is currently President and Chief Operating Officer (“COO”) of Ceridian Canada, Ceridian Holding and certain other affiliates of Ceridian Holding (Ceridian Canada, Ceridian Holding and their respective affiliates are collectively referred to as “Ceridian”);

D.    Ceridian and Elliott have mutually agreed that Elliott’s employment with Ceridian will change as follows:

1.	effective as of the Effective Date, Elliott will no longer be the President, but will remain as Ceridian’s COO until the Employment Separation Date (as defined below); and

2.

from and after the Employment Separation Date, Elliott will cease to be an employee of Ceridian, but will continue providing Consulting Services (as defined below) during the Consulting Term (as defined below);

THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained to be performed, the parties agree as follows:

Section 1.    Definitions

1.01    As used in this Agreement:

(a)	“Agreement” means this Agreement and any schedules hereto, as may be amended in writing by both parties;

(b)

“Confidential Information” means any information identified by Ceridian or a Customer as “Confidential” and/or “Proprietary”, or which, under the circumstances, ought to be treated as confidential or proprietary including, without limitation, non-public information related to Ceridian or the Customer’s business (as the case may be), employees, service methods, software, documentation, financial information, prices and product plans, whether in written, verbal, or electronic form, but does not include information which Elliott can establish: (i) has become generally available to the public other than as a result of a breach of the Agreement by Elliott or any third party to whom Elliott has disclosed same; (ii) was disclosed to Elliott on a non-confidential basis by a third party who did not owe an obligation of confidence to Ceridian or a Customer (as the case may be) with respect to the disclosed information; or (iii) was known by Elliott prior to its receipt from Ceridian or a Customer (as the case may be), as evidenced by written document;

(c)

“Consulting Services” means general business consultation services to be provided by Elliott hereunder as may be requested from time to time by Ceridian during the Consulting Term, and in particular (but without limitation) with respect to the operations and customer support areas of the business;

(d)	“Consulting Term” means period of time from the Employment Separation Date to and including June 30, 2020;

(e)

“Customer(s)” means any party who has entered into an agreement with Ceridian for the supply by Ceridian of products or services, or any party with whom Ceridian is actively engaged in an effort to enter into such agreement;

(f)	“Employment Agreement” means the written employment agreement entered into between Elliott and Ceridian Canada dated April 20, 2016;

(a)

“Employment Laws” means the Income Tax Act (Canada), the Canada Pension Plan Act, the Employment Insurance Act (Canada) and any other federal, provincial or municipal legislation now or hereafter in existence applicable to the relationship between employees and employers;

(b)	“Employment Separation Date” means the day on which Elliott’s employment with Ceridian ceases, as contemplated in Section 2.01 below;

(c)	“Personal Information” means information about an identifiable individual or allowing an individual to be identified, including any information relating to the employees of Ceridian or a Customer;

(d)	“Restrictive Covenants” means collectively the following:

(i)	the Non-Competition, Non-Recruitment, and Non-Disparagement provisions stated at Sections 7.02, 7.03, and 7.04 of the Employment Agreement; and

(ii)

the Non-Competition, No-Hire and Non- Solicitation Restrictions as stated in the Plans (as defined below) and / or the corresponding written Notice(s) of Option Grant under which any Stock Options were granted to Elliott;

(e)

“Stock Options” means those outstanding stock option awards granted to Elliott as identified in written option grant notice(s), issued under the 2013 Ceridian HCM Holding Inc. Stock Incentive Plan, as may have been amended from time to time (the “2013 Plan”), and the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan, as may be amended (the “2018 Plan”, the 2013 Plan and 2018 Plan are collectively referred to herein as the “Plans”); and

(f)

“Work Product” means models, devices, reports, computer programs, tooling, schematics and other diagrams, instructional materials, and anything else Elliott produces in the course of providing the Consulting Services.

Section 2.    Change in Roles and Responsibilities; Separation from Ceridian

2.01    The parties agree that:

(a)	as of the Effective Date, Elliott shall no longer be the President of Ceridian, and shall thereafter only have responsibility for performing his roles and responsibilities as COO of Ceridian; and

(b)

as of May 1, 2019 (“Employment Separation Date”), Elliott’s employment with Ceridian will cease, and thereafter Elliott shall continue performing services for Ceridian solely as consultant and independent contractor, on and subject to the terms set forth in Section 5 below.

Elliott hereby confirms that he has had adequate opportunity to ask Ceridian any questions regarding this Agreement and to discuss this Agreement with his financial and legal advisors, and any other persons he wished to consult (subject to the confidentiality obligations contained herein). Elliott further agrees that he has voluntarily decided to become a party to this Agreement, and understands it will be effective when it is executed by him. In order to receive all of the benefits of this Agreement, Elliott must execute the Release of Claims attached hereto as Schedule A on or after the Employment Separation Date, which covers the period from the date of his execution of this Agreement until the Employment Separation Date (“Additional Release”). Regardless of whether or not this Agreement is executed, Elliott will be paid all salary or wages, vested and unused paid days off, and all other amounts to which he is entitled to by law accrued and owing as at the Employment Separation Date, less all legally required or authorized withholding.

2.02    Provided Elliott executes and delivers to Ceridian the Additional Release as contemplated in Section 2.01 above, Ceridian will pay Elliott an aggregate sum in the amount of Nine Hundred and Fifty Thousand Canadian Dollars ($950,000.00 CAD), less applicable income tax and any and all wage-related withholdings and deductions required by law. Such amount will be paid in one lump sum payment within Ten (10) Business Days of receipt of the Additional Release signed by Elliott as contemplated in Section 2.01 above.

2.03    If and to the extent the Ceridian Board of Directors approves a bonus payout to employees under Ceridian’s Management Incentive Plan in respect of the calendar year 2019, Elliott will be entitled to receive a prorated portion of such bonus compensation to which he would have otherwise become entitled for the 2019 fiscal year, calculated by multiplying such bonus compensation by a fraction, the numerator of which is the number of days from January 1, 2019 through to and including the Employment Separation Date, and the denominator of which is 365. Any such bonus amount will be paid to Elliott at the same rate as the bonus achievement and payout percentage, and will be paid at the same time as, payments under the plan are made to other Ceridian employees. For the avoidance of doubt, Elliott will be entitled to receive the full amount of Ceridian’s Management Incentive Plan in respect of the calendar year 2018 (if and to the extent approved of by the Ceridian Board of Directors) in accordance with the terms of such plans and his Employment Agreement.

2.04    Ceridian will reimburse Elliott for reasonable executive-level outplacement and transition services (not to exceed $12,000 CAD. This benefit cease on the earlier of: (a) when Elliott accepts an offer of employment from a third party; or (b) the first anniversary of the Employment Separation Date. Elliott may receive career transition services through his preferred provider of such service.

2.05    All issued and outstanding Stock Options granted to Elliott will be handled in accordance with the terms of the Plans, as applicable, and the option agreements governing such Stock Options and underlying shares.

2.06    All health, dental and other benefit plans in which Elliott and any of his dependents are currently enrolled will terminate at midnight on the anniversary of his Employment Separation Date.

2.07    All business travel accident, accidental death and dismemberment insurance, short-term and long-term disability, and other insurance coverage to which Elliott has been entitled as a Ceridian employee, will terminate at midnight on the Employment Separation Date.

2.08    Other than as explicitly set forth in this Agreement, the consideration and other benefits as set forth in this Section 2 will constitute the full amount of monies and other consideration to be paid to Elliott by Ceridian with respect to and in connection with the termination of his employment, including but not limited to (i) any amounts under Ceridian’s incentive or bonus programs for periods completed prior to or following the Separation Date, (ii) any amounts under the Employment Agreement, and (iii) any amounts owing or claimed to be owing to Elliott pursuant to the terms of any other compensation arrangement to which he was subject during the term of his employment with Ceridian.

Section 3.    Engagement of Elliott as a Consultant

3.01    Provided Elliott signs Attachment A following his Employment Separation Date, then Ceridian agrees to engage Elliott as an independent contractor to perform the Consulting Services, and Elliott agrees to make himself reasonably accessible and available to Ceridian throughout the Consulting Term, on an independent contractor/consulting basis to provide the Consulting Services as may be requested from time to time by Ceridian.

3.02    As consideration for the Consulting Services to be provided and as Elliot will continue to be providing services to Ceridian without interruption following the Employment Separation Date, Elliott will be permitted to keep his existing Stock Options, which Options shall continue under the same terms and conditions as provided under the Plans, as applicable, and the option agreements governing such Stock Options and underlying shares. Elliott’s Stock Options shall continue to vest until the earlier of:

(a)	the expiration of the Consulting Term; or

(b)	the earlier termination of this Agreement in accordance with the written terms hereof.

However, and for the avoidance of doubt, in the event Elliott breaches any term of this Agreement (including without limitation, his obligations as set forth in Section 3.06 or Section 6, then in addition to any other rights or remedies Ceridian may have at law or in equity, the Consulting Services shall automatically terminate, this Section 3 shall become null and void, all Stock Options will be handled solely in accordance with the original terms of the Plans, as applicable, and the option agreements governing such Stock Options and underlying shares, and any Stock Options which may have vested during the Consulting Term shall immediately be forfeited.

3.03    The only consideration to which Elliott will be entitled for providing the Consulting Services is his ongoing rights to the Stock Options as set forth in Section 3.02 above. However, and for the avoidance of doubt, Ceridian shall reimburse Elliott for responsible and demonstrable expenses directly incurred in carrying out his responsibilities under this Agreement, which may include, by way of example only, reasonable travel expenses. Elliott shall not have the authority to charge any expenses to Ceridian without its prior approval, nor to execute any contracts or other documents on Ceridian’s behalf.

3.04    During the Consulting Term, Elliott will be subject to the Restrictive Covenants.

3.05    In addition to the obligations set forth herein, Elliott shall comply at all times with Ceridian’s security procedures in effect from time to time, as well as the terms and conditions of all Ceridian written policies, including without limitation, the following if and/or as applicable (copies of which Elliott acknowledges having been provided to him or made available to him):

Ceridian Code of Conduct

Privacy Policy

Security Standards / Requirements

Travel Policy

3.06    Elliott shall not, either during the course of the Consulting Term or thereafter, for any reason whatsoever, directly or indirectly:

(a)

disclose any Confidential Information to any person, firm or corporation other than for the purposes of providing the Consulting Services, and as authorized by Ceridian or the Customer (as the case may be) in advance; or

(b)

use for Elliott’s own purpose, or for any purpose other than that of providing the Consulting Services, any Confidential Information which he acquires through his involvement with Ceridian or a Customer and through his contact which any person, firm or corporation affiliated with Ceridian or a Customer.

At all times Elliott shall act bona fide and in the best interests of Ceridian and the Customers.

3.07    Notwithstanding anything to the contrary, the Consulting Services may be terminated:

(a)	by Ceridian Canada for Cause (as that term is defined in the Employment Agreement), at any time during the Consulting Term without notice or pay in lieu thereof;

(b)	by Elliott, without Cause, by giving Ceridian Canada thirty (30) days advance written notice.

For the avoidance of doubt, to the extent Ceridian Canada is able to show Cause, Elliott shall be considered to have breached the Agreement for the purposes of Section 3.02. The Consulting Services shall also terminate without notice or pay in lieu thereof in case of the death of Elliott, or by reason of illness or accident whereby Elliott is incapable of carrying out the terms and conditions of this Agreement for one (1) month, or upon the bankruptcy of either party.

3.08    On termination of this Consulting Services, Elliott shall:

(a)

forthwith deliver up all documents, papers, plans, materials and other property of or relating to the affairs of Ceridian and any Customers which may then be in his possession or under his control; and

(b)	immediately cease making any representation that he is associated with Ceridian or any Customers.

3.09    Elliott represents that he is and will at all times throughout the Consulting Term comply with all applicable legislation relating to privacy and the collection, use and disclosure of Personal Information.

3.10    During the Consulting Term, Elliott will not be an employee of Ceridian Canada or any other Ceridian entity, and will be considered an independent contractor, and accordingly Employment Laws will not apply to Elliott at any point during the term of the Consulting Services. Ceridian is interested only in the results obtained by Elliott who retains sole control of the manner and means of performing the Consulting Services, subject to its specific terms and conditions, and provided that he maintains standards generally accepted in the industry for such services.

3.11    All Work Product will belong to Ceridian, and Elliott will deliver all Work Product to Ceridian upon the earlier of the expiration/termination of the Consulting Services or Ceridian’s request. Elliott will promptly disclose to Ceridian any works of authorship, including drawings, designs, plans, specifications, notebooks, tape recordings, computer programs, computer output, models, tracings, schematics, photographs, reports, findings, recommendations, educational materials, data and memoranda of every description and anything else Elliott produces in connection with the Consulting Services, and Elliott hereby assigns to Ceridian all copyrights in such works. To the extent permitted by law, Elliott waives any moral rights, such as the right to be named as author, the right to modify, the right to prevent mutilation and the right to prevent commercial exploitation, whether arising under the Berne Convention or otherwise. Elliott will sign any necessary documents and will otherwise assist Ceridian, at Ceridian’s expense, in registering Ceridian’s copyrights and otherwise protecting Ceridian’s rights in such works in any country. Ceridian will own all patents, copyrights or trade secrets covering such materials and will have full rights to use the materials without claim on the part of Elliott for additional compensation. Elliott will not use any pre-existing intellectual property including any trade secret, invention, work of authorship, mask work or protectable design that has already been conceived or developed by anyone other than Ceridian in connection with the Consulting Services unless Elliott has the right to use it for Ceridian’s benefit.

Section 4.    Release of Claims Against Ceridian; Waivers

4.01    In consideration of the terms and conditions of this Agreement, Elliott hereby fully and completely releases and discharges Ceridian, and all present and former subsidiaries, parents and affiliated corporations, and all of their respective directors, officers, agents, employees, trustees, insurers, attorneys, employee benefit plans and their fiduciaries, and each of their successors and assigns (collectively, the “Released Parties”), from any and all claims, complaints, agreements, obligations, demands and causes of action which he has or may have and which are known or unknown, arising out of any actions, conduct, decisions, behavior or events occurring up to the date of execution of this Agreement or in any way connected with his employment relationship with Ceridian, his separation from employment from Ceridian, or his entering into this Agreement. Elliott further understands that he must execute the Additional Release upon or after the Employment Separation Date in order to receive all of the benefits of this Agreement, including without limitation, being engaged as a consultant for the Consulting Term (and accordingly the benefit of further Stock Options potentially vesting). This Agreement, and the release of claims it contains, specifically covers, but is not limited to, any and all claims, complaints, causes of action or demands that Elliott has or may have against the Released Parties relating in any way to the terms, conditions and circumstances of his employment up to and including the date of his signature below, whether based on statutory or common law, for employment discrimination or other violations of law, or any state’s human rights act, including but not limited to claims under the Employment Standards Act or the Human Rights Act.

Section 5.    Re-Affirmation and Acknowledgement of Prior Restrictive Covenants

5.01    As partial consideration for Ceridian entering into the Employment Agreement, and in consideration of Ceridian granting Elliott the Stock Options, Elliott voluntarily signed and agreed to the Restrictive Covenants. In this regard, Elliott hereby re-affirms the validity and enforceability of the Restrictive Covenants, and agrees that such terms remain in full force and effect following execution of this Agreement. Elliott further agrees never to seek to argue or assert that the Restrictive Covenants are not enforceable against him.

5.02    In addition to the Restrictive Covenants, Elliott further agrees as follows:

(a)

not to intentionally make, cause or attempt to cause any other person to make, any statements, either written or oral, or convey any information about Ceridian that is disparaging or reflects negatively upon Ceridian; and

(b)

to provide, at Ceridian’s reasonable request, and for no additional consideration, reasonable assistance and cooperation with respect to any legal matter involving Ceridian, including without limitation, any litigation and/or any business matter related to his position, function or responsibilities during his employment with Ceridian or while providing Consulting Services to Ceridian; provided however that in the event the assistance and cooperation requested by Ceridian requires him to incur costs or expend monies, or otherwise results in a material financial cost, Ceridian will reimburse or otherwise compensate Elliott for the reasonable amount of such costs or expended monies.

Section 6.    Miscellaneous Provisions

6.01    Except to the extent the Employment Agreement is amended by this Agreement and continues in force until the Employment Separation Date:

(a)

any and all previous agreements, written or oral, between the parties or on their behalf relating to the employment (or cessation of employment) by Ceridian of Elliott, are hereby terminated and cancelled; and

(b)

this Agreement will constitute the whole agreement between the parties with respect to Ceridian’s engagement of Elliott as an independent contractor to provide the Consulting Services from and after the Employment Separation Date, and any and all previous agreements, written or oral, between the parties or on their behalf relating to the Consulting Services are hereby terminated and cancelled, and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such prior agreements. No modifications, amendments or variations of the Agreement shall be effective or binding unless agreed to in writing and properly executed by the parties.

6.02    This Agreement shall not be assignable by Elliott except by the written consent of Ceridian, and Elliott covenants and agrees that the Consulting Services shall be performed by him personally throughout the term of this Agreement.

6.03    It is understood and agreed that either party may waive any provision of this Agreement intended for such party’s sole benefit, but it is further agreed that any waiver of the performance of any condition by the other party shall not constitute a continuing waiver of any other or subsequent default, but shall include only the particular breach or default so waived.

6.04    If any covenant or agreement herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the enforceability or validity of any other covenant or agreement of this Agreement or any part thereof, and any such covenant or agreement may be severed from this Agreement without affecting the remainder of the Agreement.

6.05    This Agreement shall be governed by, construed and enforced in accordance with the laws of the Province of Ontario and all federal laws applicable therein.

6.06    This Agreement was prepared by the solicitors for Ceridian. Elliott represents by signing this Agreement that he has been given the full opportunity to obtain such independent legal and other advice as required to allow him to enter this Agreement, and accordingly the Agreement shall not be construed in favor of or against either party by reason of or to the extent to which any party or its legal counsel participated in its preparation.

IN WITNESS WHEREOF this Agreement has been duly executed by the parties as of the date written above.

CERIDIAN CANADA LTD.

		Per:	/s/ Scott Kitching
		Name:	Scott Kitching
		Title:	EVP and General Counsel
I have the authority to bind the company

CERIDIAN HCM HOLDING INC.

		Per:	/s/ Scott Kitching
		Name:	Scott Kitching
		Title:	EVP and General Counsel
I have the authority to bind the company

)
)
	)	/s/ Paul Elliott
Witness Signature	)	PAUL ELLIOTT
Print Name:

SCHEDULE A

RELEASE

I, Paul Elliott, for the consideration of the amounts set out in the written agreement titled “Separation Agreement, Release and Consulting Agreement” made amongst the undersigned, Ceridian Canada Ltd. (“Ceridian Canada”) and Ceridian HCM Holding Inc. (“Ceridian Holding”), with an effective date of August 7, 2018, and other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, do hereby remise, release and forever discharge Ceridian Holding, Ceridian Canada, and all of their respective affiliates, officers, directors, employees and agents (hereinafter collectively referred to as the “Releasees”) of and from all actions, causes of action, debts, demands, dues, bonds, accounts, covenants, contracts and claims whatsoever which I ever had, now have or which I can, shall or may hereafter have for or by reason of any cause, matter or thing whatsoever existing up to the present time, including without limiting the generality of the foregoing any actions, causes of action, suits, debts, demands, or claims relating to my employment or the termination of my employment with any of the Releasees. I also agree not to make any claim or take any proceedings in respect of the claims released against any person, corporation or other entity who or which might claim contribution or indemnity from the Releasees.

I hereby specifically covenant, represent and warrant to the Releasees that I have no further claim against the Releasees for or arising out of my employment or cessation of employment which specifically includes any claims for notice of termination, pay instead of notice, severance pay, incentive compensation, interest and/or vacation pay or claims under The Employment Standards Act or The Human Rights Code, or the equivalent statutes applicable in my province of employment. I also acknowledge that the monies paid to me include any severance pay and notice pay to which I am entitled under The Employment Standards Act or the equivalent statute in my province of employment. In the event that I should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees for or by reason of any cause, matter or thing, this document may be raised as a complete bar to any such claim, demand or action.

I will not disclose the terms of the settlement or its existence to any person or corporation except for the purposes of dealing with Canada Revenue Agency (CRA), with a professional legal or financial advisor who agrees to be and is, professionally bound by confidentiality, or otherwise as required by law.

I agree to indemnify the Releasees and save them harmless from any and all income tax, employment insurance or Canada Pension Plan charges or payment that may be claimed by either the Receiver General of Canada or CRA in respect of any failure on your part to withhold such charges or payments after said, and in the event that any proceedings are commenced against the Releasees, I agreed to indemnify them and save them harmless from any money that might be required to be paid by either CRA or the Receiver General of Canada or by any Court. However, and for the avoidance of doubt, I will not be required to indemnity the Releasees for any fines or penalties assessed by the Receiver General of Canada or CRA to the extent arising as a result of any negligent error or omission on the part of Ceridian Canada or any Releasee, and in such case shall only be required to indemnify for the actual principal amount of income tax, employment insurance or Canada Pension payable to such agencies.

I have read the above Release and have had the opportunity to obtain independent legal advice. I understand that it contains a full and final release of all claims that I have or may have against the Releasees and that there is no admission of liability on the part of the Releasees and that any such liability is denied.

All of the foregoing shall ensure to the benefit of the Releasees, their successors and assigns, and be binding upon me and my respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF I have duly executed this Release this     7th     day of     August    , 2018.

)
)
	)	/s/ Paul Elliott
Witness Signature	)	PAUL ELLIOTT
Print Name: